Exhibit 14.1

fidelity digital asset management funds’

CODE OF ETHICS

FOR principal executive officer

AND PRINCIPAL financial OFFICER

2024

FIDELITY DIGITAL ASSET MANAGEMENT FUNDS’ CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

I. Purposes of the Code/Covered Officers

This document constitutes the Code of Ethics (Code) adopted by FD Funds Management LLC (FDFM) (Sponsor), the sponsor of the funds identified on Schedule A hereto (each, a Fund and collectively, the Funds). Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, each Fund is required to adopt a Code that applies to the Fund’s Principal Executive Officer and Principal Financial Officer (Covered Officers). Because each of the Funds is a trust and has no officers, under the SEC’s guidance the Covered Officers for each Fund are the Principal Executive Officer and Principal Financial Officer of the Sponsor, and this policy shall be deemed to be the policy adopted by each Fund. Fidelity’s Ethics Office, within Enterprise Compliance, administers the Code.

The purposes of the Code are to deter wrongdoing and to promote, on the part of the Covered Officers:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund submits to the Securities and Exchange Commission (SEC), and in other public communications by a Fund;
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compliance with applicable laws and governmental rules and regulations;
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the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
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accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically

Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or their service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of their family, receives improper personal benefits as a result of their position with a Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts may also arise from, or as a result of, the contractual relationship between a Fund and the Sponsor (or another Fidelity company) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers of a Fund will, in the normal course of their duties (whether formally for the Fund, the Sponsor or another Fidelity company), be involved in establishing policies and implementing decisions that have different effects on the Fund, the Sponsor and other Fidelity companies. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Sponsor (or another Fidelity company) and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.

The following list provides scenarios of conflicts of interest under the Code, but Covered Officers should keep in mind that these scenarios are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

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2024

Each Covered Officer of a Fund must:

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not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;
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not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;
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not engage in any outside business activity, including serving as a director or trustee, that prevents the Covered Officer from devoting appropriate time and attention to the Covered Officer’s responsibilities with the Fund;
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not have a consulting or employment relationship with the Fund’s service providers that are not affiliated with Fidelity; and
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not retaliate against any employee or Covered Officer for reports of actual or potential misconduct, which are made in good faith.

With respect to other fact patterns, if a Covered Officer is in doubt, other potential conflict of interest situations should be described immediately to the Fidelity Ethics Office for resolution. Similarly, any questions a Covered Officer has generally regarding the application or interpretation of the Code should be directed to the Fidelity Ethics Office immediately.

III. Disclosure and Compliance

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Each Covered Officer should familiarize themself with the disclosure requirements generally applicable to each of the Funds.
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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside Fidelity, including to the auditors, and to governmental regulators and self-regulatory organizations;
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Each Covered Officer should, to the extent appropriate within their area of responsibility, consult with other officers and employees of a Fund, the Sponsor, and the Fidelity service providers, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submit to, the SEC and in other public communications made by the Fund; and
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It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

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upon receipt of the Code, and annually thereafter, submit to the Fidelity Ethics Office an acknowledgement stating that they have received, read, and understand the Code; and
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notify the Fidelity Ethics Office promptly if they know of any violation of the Code. Failure to do so is itself a violation of this Code.

The Fidelity Ethics Office shall take all action it considers appropriate to investigate any actual or potential violations reported to it. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any action should be taken as detailed below. The Covered Officer will be informed of any action determined to be appropriate. The Fidelity Ethics Office will inform the Personal Trading Committee of all Code violations and actions taken in response. Without implied limitation, appropriate remedial, disciplinary or preventive action may include a written warning, a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities. Additionally, other legal remedies may be pursued.

2024

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Covered Officers of each of the Funds. The Code is intended solely for the internal use by the Funds and does not constitute a promise, contract or an admission by or on behalf of the Funds as to any fact, circumstance, or legal conclusion. The Funds, the Sponsor, other Fidelity companies, and the Fidelity Head of Ethics retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

V. Oversight

Material violations of this Code will be reported promptly by the Sponsor (or another Fidelity company) to the Sponsor’s appropriate governance body.

VI. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act. Other Fidelity policies or procedures that cover the behavior or activities of Covered Officers are separate requirements applying to the Covered Officers (and others) and are not part of this Code.

VII. Amendments

Any material amendments or changes to this Code must be approved or ratified by the appropriate governance body of the Sponsor.

VIII. Records and Confidentiality

Records of any violation of the Code and of the actions taken as a result of such violations will be kept by the Fidelity Ethics Office. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fidelity Ethics Office, the Personal Trading Committee, the Sponsor’s appropriate governance body, appropriate personnel at the relevant Fidelity company or companies, and the legal counsel of any or all of the foregoing.

2024

SCHEDULE A

LIST OF FUNDS

Fidelity Wise Origin Bitcoin Fund

2024